Exhibit 10.23

TRINITY CAPITAL FUND III, L.P.

EQUIPMENT SCHEDULE NO.1-5

This Equipment Schedule is executed pursuant to that certain Master Lease Agreement dated as of September 25, 2018 (the "Agreement"; which is incorporated herein by reference). This Equipment Schedule, incorporating by reference the terms and conditions of the Agreement, constitutes a separate instrument of lease. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Agreement.

1.EQUIPMENT. The Equipment leased hereunder shall be described below or in the schedule attached hereto and incorporated herein. The Equipment shall have a total cost (“Total Cost”) of $1,600,000.

2.TERM. Upon and after the date of execution hereof, the Equipment shall be subject to the terms and conditions provided herein and in the Agreement. A full term of lease with respect to said Equipment shall commence on the date hereof and shall extend for Thirty-Six (36) months after the first day of the month following date of this Equipment Schedule (the "Base Lease Commencement Date").

3.	RENT.

(a)	During the period commencing on the date of this Schedule to the Base Lease Commencement Date (the “Interim Term”), the Rent for the Equipment shall be equal to $25,787.47 (the “Interim Rent”).

(b)
From and after the Base Lease Commencement Date, Rent payments shall be made, in monthly installments of $51,574.93 (0.03223433 multiplied by $1,600,000, which is the sum of the Equipment cost plus all Soft Costs funded in connection with the lease of the Equipment) plus applicable tax, on the 1st day of the month for each month during the term set forth in paragraph 2 of this Schedule; provided that on the date of the execution of this Schedule, Lessee shall deposit with Lessor the first monthly rent payment in the amount of $51,574.93 (the “First Month Advance Payment”) and the last monthly Rent payment in the amount of $51,574.93 (the “Last Month Advance Payment”). Absent the existence of an uncured Event of Default on the first day of the first month of the Term, Lessor will apply the First Month Advance Payment against the Rent due for the first month of the Term, and absent the existence of an uncured Event of Default on or before the first day of the last month of the Term, Lessor will apply the Last Month Advance Payment against the Rent due for the last month of the Term. As used herein and in the Lease, the term “Soft Costs” shall include, but not be limited to, delivery costs, design and engineering costs, extended warranties, installation costs, related labor, leasehold improvements, maintenance and upgrade contracts, sales/use taxes, software, tradeshow booths, training and upgrades to equipment. Notwithstanding the foregoing, “Soft Costs” shall exclude amounts used to repay Lessee’s indebtedness to Hercules Capital, Inc. and its affiliates, and Lessor acknowledges and agrees that the agreed costs relating to the Harro Hofliger equipment purchase fall within this fifteen percent (15%) allotment and are acceptable. The amount of the Soft Costs related to the Equipment leased pursuant to this Schedule may not exceed fifteen percent (15%) of the sum of the Soft Costs and the Equipment Costs amount funded pursuant hereto. Lessee shall pay applicable sales/use taxes to Lessor on a monthly basis concurrently with the payment of the Rent due hereunder

4.LESSEE'S CONFIRMATION. Lessee hereby confirms and warrants to Lessor that the Equipment: (a) was duly delivered to Lessee at the location specified in Section 5 hereof; (b) has been received, inspected and determined to be in compliance with all applicable specifications and that the Equipment is hereby accepted for all purposes of the Lease; and (c) is a part of the "Equipment" referred to in the Lease and is taken subject to all terms and conditions therein and herein provided.

5.LOCATION OF EQUIPMENT. The location of the Equipment is specified on the Schedule of Equipment attached hereto.

6.LATE CHARGE RATE. The Late Charge Rate shall be five (5%) percent of the amount in arrears for the period such amount remains unpaid (provided, however, that if such rate exceeds the highest rate permitted by applicable law, then the Late Charge Rate shall be the highest rate permitted by applicable law).

7.DEFAULT RATE. The Default Rate shall be one and one half percent (1.5%) per month of the accelerated amount for the period such amount remains unpaid (provided, however, that if such rate exceeds the highest rate permitted by applicable law, then the Default Rate shall be the highest rate permitted by applicable law).

8.PERSONAL PROPERTY TAXES. Lessee agrees that it will not list any of the Equipment described in this Equipment Schedule for property tax purposes or report any property tax assessed against such Equipment until otherwise directed in writing by Lessor. Upon receipt of any property tax bill pertaining to such Equipment from the appropriate taxing authority, Lessor will pay such tax and will invoice Lessee for the expense. Upon receipt of such invoice, Lessee will promptly reimburse Lessor for such expense.

9.	END OF TERM; REDELIVERY; EXTENSION; PURCHASE.

(a)Lessee shall provide written notice to Lessor not less than thirty (30) days prior to the expiration of the initial term of this Schedule of Lessee’s intent to return the Equipment to Lessor upon the expiration of the initial term of this Schedule. Subject to Lessee’s exercise of the Purchase Option in Section 9(c), if Lessee fails to provide the foregoing notice in a timely manner, the initial term of this Schedule automatically shall be deemed to have been extended for a period of three
(3) months (“Extension Period”), during which Extension Period Lessee shall continue to pay to Lessor Rent in advance at a monthly rate equal to $51,574.93 on the 1st day of each month during the Extension Period (“Extension Period Payment”). During such Extension Period, the terms and conditions of the Lease as modified by this Section 9, shall continue to be applicable.

(b)Subject to the provisions of Section 9(c), upon the later of the date of the expiration of the initial term of this Schedule or, if the term of this Schedule has been extended, the date of the expiration of the Extension Period, or upon the earlier cancellation or termination of this Schedule, Lessee shall return, all, but not less than all, of the Equipment leased pursuant to this Schedule to Lessor as set forth in Section 13 of the Lease and pay to Lessor a restocking fee equal to six percent (6%) of the Total Cost.

(c)Notwithstanding the obligation of Lessee to return the Equipment pursuant to Section 9(b), Lessor hereby grants to Lessee an option to purchase all, but not less than all, of the Equipment leased pursuant to this Schedule (“Purchase Option”) at a purchase price (the “Exercise Price”) equal to twelve percent (12%) of Total Cost including, without limitation, the Equipment Cost and the Soft Costs. Lessee may exercise this Purchase Option by delivering a written notice of such exercise to Lessor not less than thirty (30) days prior to the expiration of the initial term of this Schedule provided no Event of Default under the Lease shall have occurred and is continuing as of the date of Lessee’s exercise of this Purchase Option. The date of the expiration of the initial term of this Schedule is hereinafter referred to as the “Term Expiration Date.” If Lessee exercises the Purchase Option as required by this Section 9(c), closing of the purchase of the Equipment shall take place the first business day following the Term Expiration Date. At the closing, upon receipt of the Exercise Price, Lessor shall execute and deliver to Lessee a bill of sale transferring the Equipment to Lessee free and clear of any liens, security interests, and encumbrances, other than those created by Lessee or caused by Lessee’s breach of the terms of the Lease. Lessee agrees to accept the Equipment being purchased AS IS, WHERE IS and with all faults.

(d)If Lessee does not timely exercise the Purchase Option granted in Section 9(c) and if Lessee makes each of the Extension Period Payments pursuant to Paragraph 9(a) above, Lessor hereby grants to Lessee an additional option to purchase all, but not less than all, of the Equipment leased pursuant to this Schedule (the “Extension Period Purchase Option”) at a purchase price (the “Extended Exercise Price”) equal to four percent (4%) of the Total Cost. Lessee may exercise this Extension Period Purchase Option by delivering a written notice of such exercise to Lessor not less than thirty (30) days prior to the date of the expiration of the Extension Period of this Schedule and so long as no Event of Default under the Lease shall have occurred and is continuing as of the date of Lessee’s exercise of this Extension Period Purchase Option. The date of the expiration of the Extension Period of this Schedule is hereinafter referred to as the “Extended Term Expiration Date.” If Lessee exercises the Extension Period Purchase Option as required by this Section 9(d) the closing of the purchase of the Equipment shall take place the first business day following the Extended Term Expiration Date. At the closing, upon receipt of the Extended Exercise Price, Lessor shall execute and deliver to Lessee a bill of sale transferring the Equipment to Lessee free and clear of any liens, security interests, and encumbrances, other than Permitted Liens, those created by Lessee or caused by Lessee’s breach of the terms of the Lease. Lessee agrees to accept the Equipment being purchased AS IS, WHERE IS and with all faults. If Lessee does not timely exercise either the Purchase Option or the Extension Period Purchase Option, Lessee shall promptly return the Equipment as required by Section 9(b).

10.	ADDITIONAL PROVISIONS.

(a)	Lessee shall obtain landlord waivers for all locations where Equipment resides. Lessor must be in receipt of such landlord waivers prior to Lessee shipping, moving or relocating any Equipment to any such location prior to any purchase orders being issued by Lessor for any equipment to be located at a colocation facility.

(b)To the extent not otherwise set forth herein, this Lease is subject to the terms and conditions set forth in that certain term sheet dated as of August 1, 2018 among Lessee and Lessor.

Lessor is hereby authorized to insert such factually correct information as is necessary to complete this Equipment Schedule, including (without limitation) the date of execution, and the rental payment amount(s) and factor(s).

[SIGNATURE PAGE TO FOLLOW]

DATE OF EXECUTION November 27, 2019

TRINITY CAPITAL FUND Ill, L. P.,
a Delaware limited partnership

By: TRINITY SBIC PARTNERS Ill, LLC,
a Delaware limited liability company,
its general partner

By: TRINITY SBIC MANAGEMENT, LLC,
a Delaware limited liability company ,
its manager

By:        /s/ Steven L. Brown
Name:        Steven L. Brown
Title:        Managing Member

3075 West Ray Road, Suite 525
Chandler, AZ 85226
Phone: (480) 374-5351

ZOSANO PHARMA CORPORATION

By:        /s/ Gregory Kitchener
Name:        Gregory Kitchener
Title:        Chief Financial Officer

34790 Ardentech Court
Fremont, CA 94555